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         [Letterhead of Fitzgerald, Schorr, Barmettler & Brennan, P.C]


                               February 10, 2000


Eco Soil Systems, Inc.
10740 Thornmint Road
San Diego, California 92127

     Re: Eco Soil Systems, Inc.: Registration Statement on Form S-8

Ladies and Gentlemen:

This firm has been engaged as special counsel to Eco Soil Systems, Inc. (the "Company") for the limited purpose of providing an opinion as to the status of the shares of the common stock, $.005 par value of the Company (the "Shares") issuable pursuant to the 1992 Stock Option Plan, The Amended and Restated 1998 Stock Option Plan, The 1999 Equity Participation Plan of Eco Soil Systems, Inc. and The 1999 New Hire Stock Option Plan of Eco Soil Systems, Inc. (collectively the "Plans") and certain Non-Statutory Stock Option Agreements of the Company (collectively the "Agreements"). This opinion is being given in connection with the proposed registration of the Shares on Form S-8 with the Securities and Exchange Commission (the "Registration Statement").

In rendering this opinion, we have examined the law and the following documents:

     A. The Certificate of Existence issued by the Secretary of State of the State of Nebraska and dated January 7, 2000.

     B. A copy of the Amended and Restated Articles of Incorporation as certified by the Secretary of State of the State of Nebraska on January 7, 2000.

     C. A telefaxed copy of the Secretary's Certificate, executed by Mark D. Buckner as Secretary of the Company (the "Secretary's Certificate") with respect to the authorized and outstanding shares of the common stock of the Company and the resolutions of the Board of Directors authorizing the Plans, the Agreements and the filing of the Registration Statement.

We have not been engaged nor have undertaken to review the accuracy, completeness or sufficiency of the Registration Statement, nor with respect to any other matter not specifically stated in this opinion, and we express no opinion relating thereto.

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Eco Soil Systems, Inc.
February 10, 2000
- Page 2 -

As to questions of fact material to our opinion, we have relied upon the foregoing documents, including the representations of officials of the Company contained in the above specified documents. We have not undertaken to verify any of the foregoing by independent investigation and have assumed the authenticity of the original documents and the conformity of the copies submitted to us to the authentic original documents. Moreover, we have assumed the legal capacity for all purposes relevant hereto of all natural persons and that such persons had the requisite power and authority to execute and deliver such documents and that the signatures thereon are genuine.

Based upon the foregoing, we are of the opinion that under the Business Corporation Act in effect on the date hereof in Nebraska, the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans and Agreements, respectively, as applicable, will be validly issued and will be fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Nebraska and we express no opinion as to matters governed by any laws other than those of the State of Nebraska nor to any matter not expressly addressed herein. Our opinion is further subject to the following qualifications and exceptions:

     A. The effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application governing creditors' rights; and

     B. General principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting enforceability of agreements generally.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Yours very truly,

                              /S/ FITZGERALD, SCHORR, BARMETTLER & BRENNAN, P.C.